Exhibit 10.2

PROMISSORY NOTE

$150,000.00	April 25, 2011

For value received, INTERNATIONAL STAR, INC. (“Promisor”), promises to pay to the order of BEAIRD OPERATING COMPANIES, L.L.C. (“Payee”), at 330 Marshall, Suite 1112, Shreveport, Louisiana, 71101 (or at such other place as Payee may designate in writing), as follows:

$150,000.00 plus 12% simple interest per year on the outstanding principal balance, on December 13, 2011, when all outstanding principal and any accrued but unpaid interest shall be due and payable in full (the “Due Date”), subject to the provisions contained herein.

At any time while any amount owed under this promissory note (“Note”) remains unpaid, Payee shall have the option to: (a) demand payment in accordance with the terms set forth above; or (b) as an alternative, convert Payee’s warrants to purchase 15,000,000 (fifteen million) shares of Promisor’s common stock (the “Warrants”) into common stock according to the terms of the Warrant Agreement between Promisor and Payee dated the date hereof, in full satisfaction of the Note; or (c) as a further alternative, Payee may leave the amount owed hereunder intact and exercise the Warrants by paying Promisor $150,000.00 for same.

This Note and ALL obligations contained herein shall be secured by a priority security interest/lien in the form of a 49% (forty-nine percent) interest in:  (a) the mineral rights of all mining claims which Promisor owns or has an interest in, whether now or in the future, located in Mohave County, Arizona, and (b) all future claims of Promisor in the revenues generated by or from such properties.  At Promisor’s option, said security interest may be converted to a priority security interest/lien on 49% of Promisor’s share of proceeds from any joint venture or licensing agreement which Promisor enters into in order to develop the above-referenced mining claims, PROVIDED THAT, at the time of the proposed conversion of the security interest, the joint venture partner or licensee is a solvent company and such joint venture partner or licensee estimates in good faith that the fair market value of the claims that are subject to the joint venture or licensing agreement is equal to or greater than twice the amount of the then outstanding principal balance.  Promisor agrees to execute whatever documentation is determined reasonable by Payee in order to evidence and perfect any and all of the liens/security interests securing this Note.

If all amounts owed under this Note are not fully paid on or before the Due Date, and Payee does not convert to repayment by way of the Warrants, the unpaid principal balance loan will be subject to a 1.5 x liquidation preference (e.g., principal due would increase to $225,000.00 if the unpaid principal balance is $150,000 after Due Date) and will accrue simple interest after the Due Date at 12% per annum of the liquidation preference amount.  After the Due Date, Payee, in its discretion, may:  (i) deem any such outstanding balance fully satisfied upon Payee’s subsequent conversion of all of the Warrants as described above, (ii) reduce the outstanding balance owed upon exercise of the Warrants in an amount equal to the exercise price of some or all of the Warrants exercised and maintain any additional balance as outstanding debt owed, or (iii) maintain the entire outstanding balance as debt owed by paying cash only upon exercise of any Warrants.

All payments shall be applied first in payment of accrued interest and any remainder in payment of principal.  This Note may be prepaid, in whole or in part, at any time without penalty.

If any payment obligation under this Note is not paid when due, Promisor promises to pay all costs of collection, including reasonable attorney fees not to exceed 20% (twenty percent) of the amount sought to be collected, whether or not a lawsuit is commenced as part of the collection process.

If any of the following events of default occur, this Note shall become due immediately, without demand or notice:

(1)	the dissolution of Promisor;
(2)	the filing of bankruptcy proceedings involving Promisor as a Debtor;
(3)	the application for appointment of a receiver for Promisor;
(4)	the making of a general assignment for the benefit of Promisor’s creditors;
(5)	the insolvency of Promisor;

No renewal or extension of this Note, delay in enforcing any right of Payee under this Note, or assignment by Payee of this Note shall affect the liability of Promisor.  All rights of Payee under this Note are cumulative and may be exercised concurrently or consecutively at Payee’s option.

This Note shall be construed in accordance with the laws of the State of Louisiana.

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative and the objectionable provison shall be conformed to the minimum extent necessary to comply with applicable law.

All payments of principal and interest on this Note shall be paid in the legal currency of the United States.

Promisor waives presentment for payment, demand, notice of non-payment, protest, and notice of protest and nonpayment of this Note, and all pleas of division or discussion, and consents that time of payment may be extended without notice hereof.

Signed this 25th day of April, 2011.

INTERNATIONAL STAR, INC. (PROMISOR)

By: /s/ Sterling M. Redfern
Name: Sterling M. Redfern
Title: President